Exhibit 99.1

News Release

NUCOR ANNOUNCES THE ADDITION OF BERNARD L.M. KASRIEL

TO THE NUCOR BOARD OF DIRECTORS

CHARLOTTE, NORTH CAROLINA, December 6, 2006 - - - Nucor Corporation (NYSE: NUE) is pleased to announce that Bernard L. M. Kasriel has been elected to the board of directors effective January 1, 2007. Mr. Kasriel, 60, formerly served as the vice chairman of the board of directors and chief executive officer of Paris-based Lafarge S. A. Lafarge is a leading global building materials provider of cement, concrete, roofing and gypsum products.

Mr. Kasriel is a graduate of the Ecole Polytechnique engineering school in Paris and received his MBA from Harvard Business School and INSEAD business school. He joins the Nucor board with more than thirty-five years of industry experience. Mr. Kasriel joined Lafarge in 1977 as vice president. He became managing director of Lafarge in 1987, vice chairman and chief operating officer in 1995, and vice chairman and chief executive officer in 2003. Mr. Kasriel serves on the boards of Lafarge, L’Oréal, Arkema and Sonoco Products Company.

“Bernard’s international manufacturing experience will be a great asset to the board of directors and the company,” said Dan DiMicco, chairman, president and chief executive officer of Nucor. “We are pleased to welcome him to our team.”

Nucor and affiliates are manufacturers of steel products, with operations in nineteen states. Products produced are: carbon and alloy steel - in bars, beams, sheet and plate; steel joists and joist girders; steel deck; cold finished steel; steel fasteners; metal building systems; and light gauge steel framing. Nucor is the largest recycler in the United States.

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com